news release

CONTACT: Cheryl D. Hodges (859) 392-3331

OMNICARE REPORTS FOURTH QUARTER AND
FULL YEAR 2007 RESULTS

  Quarterly Revenues Increase Sequentially

  Adjusted Net Loss of 3 Cents Per Share for Quarter Includes $94 Million Pretax, or 50 Cents Per Share, for Incremental Provision for Doubtful Accounts

  Full-Year Operating Cash Flow Reaches Record $505.5 Million

COVINGTON, Ky., February 28, 2008 – Omnicare, Inc. (“Omnicare” or the “Company”; NYSE:OCR), one of the nation’s leading providers of pharmaceutical care for the elderly, today reported financial results for its fourth quarter and full year ended December 31, 2007.

Commenting on the results for the quarter and the year, Joel F. Gemunder, Omnicare’s president and chief executive officer, said, “Our results for the year reflect the challenges we have faced over the last 24 months with the convergence of Medicare Part D, and its ongoing evolution, with the burgeoning shift toward generic drugs and the complexities this has brought to our business. For the fourth quarter, we reported an adjusted net loss of 3 cents per share, which includes an incremental charge of $94 million pretax, or 50 cents per share, to increase our allowance for doubtful accounts. That said, our results for the fourth quarter showed continued stable performance. Moreover, we also exceeded the high end of our guidance on operating cash flow for the year, setting a new record of over $505 million.”

Fourth Quarter Results

Financial results for the quarter ended December 31, 2007, as compared with the same prior-year period, including an incremental charge to increase the Company’s allowance for doubtful accounts, restructuring and related charges, and other special items (which are described below), were as follows:

  Net loss per share of 17 cents versus earnings of 58 cents per diluted share

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

  Net loss of $20.8 million as compared with net income of $69.7 million

  Sales were $1,556.8 million as compared with $1,599.4 million

Results for both the fourth quarter of 2007 and 2006 include special items (which are described below) of $27.8 million pretax and $19.9 million pretax, respectively. Adjusting for these special items, but including the aforementioned charge related to the incremental provision for doubtful accounts, results for the quarter ended December 31, 2007 and 2006, respectively, were as follows:

  Adjusted loss per share of 3 cents versus earnings of 68 cents per diluted share

  Adjusted net loss of $3.1 million as compared to net income of $82.9 million

  Sales were $1,556.8 million as compared with $1,599.4 million

As noted, the fourth quarter of 2007 financial results include an incremental charge of $94 million pretax ($60.1 million aftertax, or 50 cents per share), to increase the Company’s allowance for doubtful accounts. A comprehensive fourth quarter review of the allowance for doubtful accounts in light of recent customer bankruptcies and other legal action for, among other things, collections of past due receivables, a revised assessment of the administrative and payment issues associated with Prescription Drug Plans under Medicare Part D, particularly relating to the aging of co-pays and rejected claims, and the resultant adoption by the Company of a modification to its policy with respect to payment authorization for dispensed prescriptions under Medicare Part D and other payors, resulted in this incremental provision for doubtful accounts.

Moreover, the results for the fourth quarter of 2007 and 2006 (including the adjusted results) are impacted by the unilateral reduction by UnitedHealth Group, Inc. and its affiliates (“United”) in the reimbursement rates paid by United to Omnicare by unilaterally switching all United beneficiaries to its PacifiCare pharmacy network contract for services rendered by Omnicare under the Medicare Part D program. The differential in rates that resulted from United’s actions reduced sales and operating profit in the fourth quarter of 2007 and 2006 by approximately $34.8 million pretax, or 19 cents per share, and $21.7 million pretax, or 12 cents per diluted share, respectively. For the full year ended December 31, 2007 and 2006, this differential in rates has impacted sales and operating profit by approximately $130.7 million pretax, or 67 cents per share and $68.2 million pretax, or 35 cents per diluted share, respectively. The cumulative impact of United’s unilateral reduction in reimbursement beginning in April of 2006 has negatively impacted sales and operating profit by approximately $198.9 million pretax, or $1.02 per diluted share. This matter is currently the subject of litigation initiated by Omnicare and is before the federal court in the Northern District of Illinois.

Also, included in the results for the fourth quarter of 2007 (including the adjusted results) are expenses totaling approximately $1.4 million pretax, or 1 cent per share, comprising temporary labor as well as administrative and operating costs incurred in connection with the implementation of the Medicare Part D drug benefit, as compared with approximately $4.0 million pretax, or 2 cents per diluted share, in such costs in the fourth quarter of 2006. The fourth quarters of 2007 and 2006 also include approximately $2.3 million pretax, or 1 cent per diluted share, and approximately $1.0 million pretax, or 0.5 cents per diluted share, respectively, in expense related to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), effective January 1, 2006. Income tax expense for the fourth quarters of 2007 and 2006 was reduced by approximately $2.8 million (or 2 cents per share) and $5.0 million (4 cents per diluted share), respectively, primarily due to the favorable effect of an increase in the tax benefit of certain state income tax net operating losses.

Financial Position

Cash flow from operations for the quarter ended December 31, 2007 reached $74.3 million versus a net use of cash of $104.2 million in the comparable prior-year quarter. The 2006 fourth quarter cash flow from operations included payments relating to two government settlements as well as litigation expenses, the impact of a broad-based slowdown in payments from the Illinois Department of Public Aid (Medicaid) and incremental cash costs related to the Company’s Heartland repackaging operations, all totaling $117.4 million.

Full-year 2007 cash flow from operations was a record $505.5 million versus $108.5 million for the full-year 2006. The full-year 2006 operating cash flow was impacted by the aforementioned government settlements, litigation expenses and the Heartland repackaging matters, aggregating $116.7 million, partially offset by the return of a deposit of $38.3 million from one of the Company’s drug wholesalers.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the fourth quarter of 2007, including the incremental charge related to the allowance for doubtful accounts and the special items discussed below, was $31.8 million versus $173.4 million in the fourth quarter of 2006. Excluding the special items, but including the incremental provision for doubtful accounts, adjusted EBITDA in the fourth quarter of 2007 was $59.5 million as compared to $193.3 million in the fourth quarter of 2006.

During 2007, the Company repaid $150 million in debt, and at December 31, 2007 had $277.6 million in cash on its balance sheet. Its total debt to total capital at December 31, 2007 was 46.2%, down approximately 230 basis points from December 31, 2006.

Full-Year Results

Financial results for the year ended December 31, 2007, as compared with the full-year 2006, including the incremental charge to increase the allowance for doubtful accounts, restructuring and related charges, and other special items, which are described below, were as follows:

  Earnings per diluted share were 94 cents versus $1.50

  Net income was $114.1 million as compared with $183.6 million

  Sales reached $6,220.0 million as compared with $6,493.0 million

Results for both the full-year 2007 and 2006 include special items (which are described below) of $87.6 million pretax and $194.5 million pretax, respectively. Adjusting for these special items, but including the incremental provision for doubtful accounts, results for the full-year 2007 and 2006, respectively, were as follows:

  Adjusted earnings per diluted share were $1.39 versus $2.68

  Adjusted net income was $168.4 million as compared with $328.0 million

  Adjusted sales reached $6,220.0 million as compared with $6,503.3 million

The full-year results (including the adjusted results) include the aforementioned incremental provision for doubtful accounts in the fourth quarter of $94.0 million pretax ($60.1 million aftertax, or 50 cents per diluted share), bringing the total increase in the provision for doubtful accounts to $131.4 million in 2007 versus 2006.

The full-year results for both 2007 and 2006 (including the adjusted results) reflect a change to the equity method of accounting for certain pharmacy joint venture operations in which the Company owns less than a 100% interest, which became effective in the third quarter of 2006. The deconsolidation of these operations excluded sales of approximately $112 million in 2007 and $48 million in 2006, but had no impact on earnings.

Also, included in the results for 2007 and 2006 (including the adjusted results) is the aforementioned impact of the reduced reimbursement from United of approximately $130.7 million pretax, or 67 cents per diluted share, and $68.2 million pretax, or 35 cents per diluted share, respectively.

Included in the 2007 and 2006 results (including the adjusted results) are expenses totaling approximately $6.1 million pretax, or 3 cents per diluted share, and approximately $27.3 million pretax, or 14 cents per diluted share, respectively, for temporary labor as well as administrative and operating costs incurred in connection with the implementation of the Medicare Part D drug benefit. Expenses related to SFAS 123R for 2007 and 2006, respectively, were approximately $6.9 million pretax and approximately $7.1 million pretax, respectively, or 4 cents per diluted share in each of the full-year periods.

EBITDA for the full-year 2007, including special items and the incremental charge to increase the allowance for doubtful accounts, was $455.3 million versus $600.0 million in the comparable prior-year period. Excluding special items (but including the incremental provision for doubtful accounts), adjusted EBITDA for 2007 was $542.9 million as compared with $794.5 million for 2006.

To facilitate comparisons and to enhance the understanding of core operating performance, the discussion which follows includes financial measures that are adjusted from the comparable amount under GAAP to exclude the impact of the special items described elsewhere herein. For a detailed presentation of reconciling items and related definitions and components, please refer to the attached schedules or to reconciliation schedules posted on the Company’s Web site at www.omnicare.com.

Pharmacy Services Business

Omnicare's pharmacy services business generated revenues of $1,507.8 million for the fourth quarter of 2007 as compared with sales of $1,552.5 million in the fourth quarter of 2006. Including the incremental charge of $94.0 million to increase the allowance for doubtful accounts, adjusted operating profit in this business was $55.8 million in the 2007 fourth quarter as compared with the $180.8 million earned in the same 2006 quarter. For the full-year 2007, pharmacy services sales were $6,024.9 million as compared with adjusted sales of $6,331.5 million in 2006. Adjusted operating profit, including the aforementioned incremental provision for doubtful accounts, for the full year 2007 was $518.9 million versus $748.5 million in 2006.

At December 31, 2007, Omnicare served long-term care facilities and other chronic care settings comprising approximately 1,392,000 beds. The Company noted that while the total number of beds served at December 31, 2007 was 4,000 beds lower than at September 30, 2007, it included approximately 4,000 beds that the Company had voluntarily foregone owing to pricing or payment issues and facility closures.

On a sequential basis, Omnicare’s pharmacy services sales for the fourth quarter of 2007 were higher owing largely to bed additions late in the third quarter along with drug price inflation and a higher number of prescriptions filled, partially offset by the increased utilization of generic drugs. Aside from the incremental increase to the allowance for doubtful accounts, operating profit margins in the fourth quarter were relatively consistent with those in the third quarter of 2007.

On a year-over-year basis, pharmacy services sales for the fourth quarter were modestly lower than the fourth quarter of 2006 owing primarily to the increased availability and utilization of generic drugs, a lower number of beds served and the aforementioned impact of the reduction in reimbursement under the United Part D contract. Partially offsetting these factors were drug price inflation and growth in hospice pharmacy and specialty pharmacy services.

Aside from the incremental provision for doubtful accounts, operating profit for the fourth quarter of 2007 was lower than the comparable prior-year period due largely to the lower number of beds served and the impact of the United Part D contract offset, in part, by the increased availability and utilization of generic drugs.

For the full-year 2007, pharmacy services sales were below 2006, owing primarily to the shift from brand to generic drugs, the lower number of beds served along with a year-over-year mix shift toward assisted living which typically has lower penetration rates, the aforementioned deconsolidation of pharmacy joint-venture sales in the third quarter of 2006, and the impact of the United Part D contract. Partially offsetting these factors were drug price inflation and growth in hospice pharmacy and specialty pharmacy services. Aside from the fourth quarter incremental provision for doubtful accounts, lower year-over-year operating profit was the result of the lower number of beds served, a higher overall level of expense for the provision for doubtful accounts and the impact of the United Part D contract, partially offset by the increased availability and use of generic drugs.

The Company noted that repackaging activities under its new outsourcing agreement with the Repackaging Division of Cardinal Health, Inc. continue to ramp up with increases in both the number of drugs and the overall volume of doses repackaged. Furthermore, the Omnicare Full Potential Plan continues to move forward as the Company implements the Hub-and-Spoke configuration for its pharmacy operations. When completed, this major initiative is expected to reduce costs, increase efficiency and enhance customer growth.

CRO Business

The Company's CRO business generated revenues of $49.0 million on a GAAP basis for the fourth quarter of 2007 as compared with the $46.9 million in revenues generated in the same prior-year quarter. Included in the 2007 and 2006 periods were reimbursable out-of-pocket expenses totaling $8.4 million and $7.8 million, respectively. Excluding these reimbursable out-of-pocket expenses, adjusted revenues were $40.6 million for the 2007 fourth quarter as compared with $39.1 million for the same prior-year period. Adjusted operating profit for the 2007 fourth quarter totaled $3.6 million versus $2.6 million in the same prior-year period. Backlog at December 31, 2007 was $314 million.

Special Items

As noted above, the results for the fourth quarter of 2007 include certain special items totaling $27.8 million pretax ($17.6 million aftertax, or approximately 15 cents per share), excluding the incremental provision for doubtful accounts of $94.0 million pretax. Operating income for the fourth quarter of 2007 includes a pretax charge of $7.5 million for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan. The fourth quarter of 2007 results also include special litigation charges of $17.4 million pretax associated with litigation-related professional fees in connection with previously disclosed government inquiries and certain customer litigation, as well as the Company’s lawsuit against United, and a pretax charge of $2.8 million relating to incremental costs associated with the closure of the Company’s Heartland repackaging operations.

The results for the fourth quarter of 2006 include certain special items totaling $19.9 million pretax ($13.2 million aftertax, or approximately 11 cents per diluted share). Included in this amount is a charge of $4.8 million pretax for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan. The fourth quarter of 2006 results also include special litigation charges of $6.3 million pretax relating to litigation-related professional fees in connection with previously disclosed government inquiries and litigation, as well as the Company’s lawsuit against United. Also included in the 2006 quarter is a charge of $8.7 million pretax relating to the incremental costs associated with the closure of the Company’s Heartland repackaging operations.

The full-year results for 2007 include special items totaling $87.6 million pretax ($54.3 million aftertax, or approximately 45 cents per diluted share), excluding the fourth quarter incremental provision for doubtful accounts of $94.0 million pretax. The 2007 full-year special items include $27.9 million pretax for restructuring and other related costs associated primarily with the implementation of the Omnicare Full Potential Plan, $42.5 million pretax associated with litigation-related professional fees, and $17.2 million pretax relating to the incremental costs associated with the closure of the Company’s Heartland repackaging operations.

The full-year results for 2006 include special items totaling $194.5 million pretax ($144.4 million aftertax, or approximately $1.18 per diluted share), including $29.6 million in pretax restructuring and other related costs associated with the NeighborCare integration and other productivity initiatives as well as the implementation of the Omnicare Full Potential Plan; $125.1 million in litigation charges, including the previously-announced special litigation charges of $57.5 million pretax relating to the settlement of inquiries by the federal government and certain states concerning the substitution of three generic drugs by the Company, $54.0 million pretax ($10.3 million and $43.7 million recorded in the net sales and litigation and other related professional fees lines of the income statement, respectively) for the settlement of an inquiry conducted by the Attorney General’s Office in Michigan related to certain billing issues under the Michigan Medicaid program, and $13.6 million pretax for other litigation related professional fees; and $6.1 million pretax associated with retention payments for certain NeighborCare employees as required under the acquisition agreement. Also included in the 2006 results is a charge of $33.7 million pretax relating to the incremental costs (including $18.9 million related to the write-off of inventory) associated with the closure of the Company’s Heartland repackaging operations.

Omnicare Outlook

“The year 2007 was clearly a challenging one for Omnicare and the entire long-term care pharmacy industry, as we continued to deal with the evolution of Medicare Part D. Overlaid on this was the substantial shift toward generic drugs and the unpredictability this engendered, particularly in a Medicare Part D environment where the pricing actions of Prescription Drug Plans can create substantial volatility,” said Gemunder.

“Nonetheless, we believe we have put in place both short and long-term strategies to resolve prior issues and to adjust to the factors affecting our business; and while not so evident in our financial results for 2007, we believe we have made progress in the execution of these strategies. However, the ongoing complexities associated with a still-evolving Medicare Drug Benefit and the generic wave have limited precise visibility. As a result, we currently see 2008 diluted earnings per share (adjusted to exclude special items) in the range of $1.65 to $1.95.

“Longer term, we believe the fundamentals underpinning our business remain sound. Given demographics and the long-term trends we see, we believe demand for pharmacy services for the senior population should continue to grow. Moreover, we believe that our franchise and scale position us uniquely within our industry for longer-term growth.”

Webcast Today

The Company will hold a conference call to discuss fourth-quarter and full-year results today, Thursday, February 28, at 11:00 a.m. ET. The conference call will be webcast live at Omnicare's Web site at www.omnicare.com by clicking on "Investors" and then on "Conference Calls," and will be accessible by telephone at the following numbers:

Calling from the United States or Canada: 888-634-8522
Calling from other countries: 706-634-6522
Reference: Omnicare

An online replay will be available at www.omnicare.com beginning approximately two hours after the completion of the live call and will remain available for 14 days.

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities and other chronic care settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada. Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings. Omnicare’s pharmacy services also include distribution and patient assistance services for specialty pharmaceuticals. Omnicare offers clinical research services for the pharmaceutical and biotechnology industries in 30 countries worldwide. For more information, visit the company's Web site at www.omnicare.com.

Forward-Looking Statements

In addition to historical information, this press release contains certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this document (including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words) and all statements which are not statements of historical fact. Such forward-looking statements, together with other statements that are not historical, are based on management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission and include, but are not limited to: overall economic, financial, political and business conditions; trends in the long-term healthcare, pharmaceutical and contract research industries; the ability to attract new clients and service contracts and retain existing clients and service contracts; the ability to consummate pending acquisitions; trends for the continued growth of the Company’s businesses; trends in drug pricing; delays and reductions in reimbursement by the government and other payors to customers and to the Company; the overall financial condition of the Company’s customers and the ability of the Company to assess and react to such financial condition of its customers; the ability of vendors and business partners to continue to provide products and services to the Company; the continued successful integration of acquired companies; the continued availability of suitable acquisition candidates; the ability to attract and retain needed management; competition for qualified staff in the healthcare industry; the demand for the Company’s products and services; variations in costs or expenses; the ability to implement productivity, consolidation and cost reduction efforts and to realize anticipated benefits; the ability of clinical research projects to produce revenues in future periods; the potential impact of legislation, government regulations, and other government action and/or executive orders, including those relating to Medicare Part D, including its implementing regulations and any subregulatory guidance, reimbursement and drug pricing policies and changes in the interpretation and application of such policies; government budgetary pressures and shifting priorities; federal and state budget shortfalls; efforts by payors to control costs; changes to or termination of the Company’s contracts with Medicare Part D plan sponsors or to the proportion of the Company’s Part D business covered by specific contracts; the outcome of litigation; potential liability for losses not covered by, or in excess of, insurance; the impact of differences in actuarial assumptions and estimates as compared to eventual outcomes; events or circumstances which result in an impairment of assets, including but not limited to, goodwill; market conditions; the outcome of audit, compliance, administrative, regulatory or investigatory reviews; volatility in the market for the Company’s stock and in the financial markets generally; access to adequate capital and financing; changes in international economic and political conditions and currency fluctuations between the U.S. dollar and other currencies; changes in tax laws and regulations; changes in accounting rules and standards; and costs to comply with the Company’s Corporate Integrity Agreements. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, the Company’s actual results, performance or achievements could differ materially from those expressed in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, the Company does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For more information on Omnicare, Inc., visit www.omnicare.com.

###

Omnicare, Inc. and Subsidiary Companies
Summary Consolidated Statements of Income, GAAP Basis
(000s, except per share amounts)
Unaudited

	Three months ended				Year ended
	December 31,				December 31,
	2007		2006		2007		2006

Net sales	$1,556,799	(a)(b)(c)	$1,599,419	(a)(b)(c)	$6,220,010	(a)(b)(c)	$6,492,993	(a)(b)(c)(f)
Cost of sales	1,174,192	(a)	1,188,830	(a)	4,666,621	(a)	4,864,966	(a)
Heartland matters	3,157	(d)	4,894	(d)	14,788	(f)	27,663	(f)
Gross profit	379,450	(d)	405,695	(d)	1,538,601	(f)	1,600,364	(f)
Selling, general and administrative
expenses	226,994		218,733		910,294		887,426	(f)
Provision for doubtful accounts	124,395	(e)	27,710		213,560	(e)	82,209
Restructuring and other related charges	7,502	(d)	4,841	(d)	27,883	(f)	29,562	(f)
Litigation and other related professional fees	17,407	(d)	6,310	(d)	42,516	(f)	114,778	(f)
Heartland matters	(315)	(d)	3,847	(d)	2,405	(f)	6,063	(f)
Operating income	3,467	(c)(d)	144,254	(c)(d)	341,943	(c)(f)	480,326	(c)(f)
Investment income	2,323		2,198		8,715		10,453
Interest expense	(39,469)		(41,434)		(164,160)		(170,283)
Income (loss) before income taxes	(33,679)		105,018		186,498		320,496
Income tax expense (benefit)	(12,910)	(g)	35,286	(g)	72,442	(g)	136,924	(g)
Net income (loss)	$(20,769)	(c)(d)	$69,732	(c)(d)	$114,056	(c)(f)	$183,572	(c)(f)

Earnings (loss) per share:(m)
Basic	$(0.17)		$0.59		$0.96		$1.55
Diluted	$(0.17)	(c)(d)	$0.58	(c)(d)	$0.94	(c)(f)	$1.50	(c)(f)

Weighted average number of common
shares outstanding:
Basic	119,585		118,784		119,380		118,480
Diluted	119,585		121,378		121,258		122,536

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Summary Segment Financial Data, Non-GAAP Basis (h)
Excluding EITF No. 01-14 and Special Items
(000s)
Unaudited

					Corporate
	Pharmacy		CRO		and		Consolidated
	Services		Services		Consolidating		Totals
Three months ended December 31, 2007:
Adjusted net sales	$1,507,792	(b)(c)	$40,611	(i)	$-		$1,548,403	(b)(c)(i)
Adjusted operating income (expense)	$55,798	(j)	$3,618	(j)	$(28,198)	(j)	$31,218	(j)
Depreciation and amortization	20,286		456		7,545		28,287
Adjusted earnings before interest, income taxes,
depreciation and amortization ("EBITDA") (k)	$76,084	(j)	$4,074	(j)	$(20,653)	(j)	$59,505	(j)

Three months ended December 31, 2006:
Adjusted net sales	$1,552,470	(b)(c)	$39,142	(i)	$-		$1,591,612	(b)(c)(i)(j)
Adjusted operating income (expense)	$180,768	(j)	$2,577	(j)	$(19,199)	(j)	$164,146	(j)
Depreciation and amortization	21,206		483		7,500		29,189
Adjusted EBITDA (k)	$201,974	(j)	$3,060	(j)	$(11,699)	(j)	$193,335	(j)

Year ended December 31, 2007:
Adjusted net sales	$6,024,871	(b)(c)	$163,414	(i)	$-		$6,188,285	(b)(c)(i)
Adjusted operating income (expense)	$518,922	(j)	$13,145	(j)	$(102,532)	(j)	$429,535	(j)
Depreciation and amortization	83,818		1,867		27,718		113,403
Adjusted EBITDA (k)	$602,740	(j)	$15,012	(j)	$(74,814)	(j)	$542,938	(j)

Year ended December 31, 2006:
Adjusted net sales	$6,331,491	(b)(c)(j)	$146,238	(i)	$-		$6,477,729	(b)(c)(i)(j)
Adjusted operating income (expense)	$748,542	(j)	$7,714	(j)	$(81,382)	(j)	$674,874	(j)
Depreciation and amortization	86,559		1,956		31,150		119,665
Adjusted EBITDA (k)	$835,101	(j)	$9,670	(j)	$(50,232)	(j)	$794,539	(j)

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Balance Sheets, GAAP Basis
(000s)
Unaudited

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$274,448	$138,034
Restricted cash	3,155	3,777
Accounts receivable, net	1,376,288	1,522,266
Unbilled receivables, CRO	24,855	21,949
Inventories	448,183	449,671
Deferred income tax benefits	126,239	94,231
Other current assets	202,982	194,900
Total current assets	2,456,150	2,424,828
Properties and equipment, net	199,449	200,425
Goodwill	4,342,169	4,225,011
Identifiable intangible assets, net	323,637	319,588
Other noncurrent assets	272,374	228,619
Total noncurrent assets	5,137,629	4,973,643
Total assets	$7,593,779	$7,398,471

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$371,020	$262,918
Accrued employee compensation	32,696	33,864
Deferred revenue, CRO	22,068	26,434
Current debt	3,192	5,371
Other current liabilities and income taxes payable	223,184	223,814
Total current liabilities	652,160	552,401
Long-term debt, notes and convertible debentures	2,820,751	2,955,120
Deferred income tax liabilities	449,789	384,989
Other noncurrent liabilities	379,376	342,510
Total noncurrent liabilities	3,649,916	3,682,619
Total liabilities	4,302,076	4,235,020
Stockholders' equity	3,291,703	3,163,451
Total liabilities and stockholders' equity	$7,593,779	$7,398,471

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Condensed Consolidated Statement of Cash Flows, GAAP Basis
(000s)
Unaudited

	Three months ended	Year ended
	December 31, 2007	December 31, 2007
Cash flows from operating activities:
Net income (loss)	$(20,769)	$114,056
Adjustments to reconcile net income to net cash
flows from operating activities:
Depreciation	13,483	54,857
Amortization	14,804	58,546
Provision for doubtful accounts	124,395	213,560
Deferred tax provision	(9,284)	41,209
Changes in assets and liabilities, net of effects
from acquisition of businesses	(48,339)	23,301
Net cash flows from operating activities	74,290	505,529

Cash flows from investing activities:
Acquisition of businesses, net of cash received	(45,156)	(151,135)
Capital expenditures	(12,166)	(45,270)
Transfer of cash to trusts for employee health and
severance costs, net of payments out of the trust	10,714	291
Other	(590)	(774)
Net cash flows used by investing activities	(47,198)	(196,888)

Cash flows from financing activities:
Proceeds from line of credit facilities, term A loan and long-term
borrowings and obligations	17,000	95,000
Payments on line of credit facilities, term A loan and long-term
borrowings and obligations	(18,061)	(250,734)
Change in cash overdraft balance	(6,244)	(3,580)
Payments for stock awards and exercise of stock
options and warrants, net of stock tendered in payment	(898)	(8,966)
Excess tax benefits from stock-based compensation	23	4,112
Dividends paid	(2,745)	(10,971)
Net cash flows from financing activities	(10,925)	(175,139)

Effect of exchange rate changes on cash	1,259	2,912

Net increase in cash and cash equivalents	17,426	136,414
Cash and cash equivalents at beginning
of period	257,022	138,034
Cash and cash equivalents at
end of period	$274,448	$274,448

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (h)
(000s, except per share amounts)
Unaudited

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Adjusted net sales:
Net sales (a)(b)(c)	$1,556,799	$1,599,419	$6,220,010	$6,492,993
Special items (j)	-	-	-	10,350
Adjusted net sales, including EITF No. 01-14 (a)(b)(c)(j)	1,556,799	1,599,419	6,220,010	6,503,343
Reimbursable out-of-pockets (a)	(8,396)	(7,807)	(31,725)	(25,614)
Adjusted net sales, excluding EITF No. 01-14 (b)(c)(i)(j)	$1,548,403	$1,591,612	$6,188,285	$6,477,729

Adjusted operating income (earnings
before interest and income taxes, "EBIT"):
EBIT	$3,467	$144,254	$341,943	$480,326
Special items (j)	27,751	19,892	87,592	194,548
Adjusted EBIT (j)	$31,218	$164,146	$429,535	$674,874

Adjusted income (loss) before income taxes:
Income (loss) before income taxes	$(33,679)	$105,018	$186,498	$320,496
Special items (j)	27,751	19,892	87,592	194,548
Adjusted income (loss) before income taxes (j)	$(5,928)	$124,910	$274,090	$515,044

Adjusted net income (loss):
Net income (loss)	$(20,769)	$69,732	$114,056	$183,572
Special items, net of taxes (j)	17,649	13,208	54,349	144,415
Adjusted net income (loss) (j)	$(3,120)	$82,940	$168,405	$327,987

Adjusted earnings (loss) per share:(m)
Basic earnings (loss) per share	$(0.17)	$0.59	$0.96	$1.55
Special items, net of taxes (j)	0.15	0.11	0.46	1.22
Adjusted basic earnings (loss) per share (j)	$(0.03)	$0.70	$1.41	$2.77
Diluted earnings (loss) per share	$(0.17)	$0.58	$0.94	$1.50
Special items, net of taxes (j)	0.15	0.11	0.45	1.18
Adjusted diluted earnings (loss) per share (j)	$(0.03)	$0.68	$1.39	$2.68

Adjusted earnings before interest, income taxes,
depreciation and amortization ("EBITDA"): (k)
EBIT	$3,467	$144,254	$341,943	$480,326
Depreciation and amortization	28,287	29,189	113,403	119,665
EBITDA (k)	31,754	173,443	455,346	599,991
Special items (j)	27,751	19,892	87,592	194,548
Adjusted EBITDA (j)(k)	$59,505	$193,335	$542,938	$794,539

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (h)
(000s)
Unaudited

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

EBITDA to net cash flows from operating activities:
EBITDA (k)	$31,754	$173,443	$455,346	$599,991
Subtract:
Interest expense, net of investment income	(37,146)	(39,236)	(155,445)	(159,830)
Income tax provision	12,910	(35,286)	(72,442)	(136,924)
Changes in assets and liabilities, net of effects from
acquisition of businesses	(48,339)	(291,083)	23,301	(358,528)
Add:
Provision for doubtful accounts	124,395	27,710	213,560	82,209
Deferred tax provision	(9,284)	60,225	41,209	81,602
Net cash flows from operating activities	$74,290	$(104,227)	$505,529	$108,520

Free cash flow: (l)
Net cash flows from operating activities	$74,290	$(104,227)	$505,529	$108,520
Capital expenditures	(12,166)	(8,351)	(45,270)	(31,251)
Dividends	(2,745)	(2,739)	(10,971)	(10,937)
Free cash flow (l)	$59,379	$(115,317)	$449,288	$66,332

Segment Reconciliations - Pharmacy Services:
Adjusted net sales - Pharmacy Services:
Net sales (b)(c)	$1,507,792	$1,552,470	$6,024,871	$6,321,141
Special items (j)	-	-	-	10,350
Adjusted net sales - Pharmacy Services (b)(c)(j)	$1,507,792	$1,552,470	$6,024,871	$6,331,491
Adjusted EBIT - Pharmacy Services:
EBIT	$29,629	$162,366	$439,148	$560,991
Special items (j)	26,169	18,402	79,774	187,551
Adjusted EBIT - Pharmacy Services (j)	$55,798	$180,768	$518,922	$748,542
Adjusted EBITDA - Pharmacy Services: (k)
EBITDA (k)	$49,915	$183,572	$522,966	$647,550
Special items (j)	26,169	18,402	79,774	187,551
Adjusted EBITDA - Pharmacy Services (j)(k)	$76,084	$201,974	$602,740	$835,101

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Reconciliation Statement and Definitions, Non-GAAP Basis (h)
(000s)
Unaudited

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Segment Reconciliations - Corporate and Consolidating:
Adjusted EBIT - Corporate and Consolidating:
EBIT	$(29,224)	$(19,617)	$(107,583)	$(86,005)
Special items (j)	1,026	418	5,051	4,623
Adjusted EBIT - Corporate and Consolidating (j)	$(28,198)	$(19,199)	$(102,532)	$(81,382)

Adjusted EBITDA - Corporate and Consolidating: (k)
EBITDA (k)	$(21,679)	$(12,117)	$(79,865)	$(54,855)
Special items (j)	1,026	418	5,051	4,623
Adjusted EBITDA - Corporate and Consolidating (j)(k)	$(20,653)	$(11,699)	$(74,814)	$(50,232)

Segment Reconciliations - CRO Services:
Adjusted net sales - CRO Services:
Net sales (a)	$49,007	$46,949	$195,139	$171,852
Reimbursable out-of-pockets (a)	(8,396)	(7,807)	(31,725)	(25,614)
Adjusted net sales - CRO Services (i)	$40,611	$39,142	$163,414	$146,238
Adjusted EBIT - CRO Services:
EBIT	$3,062	$1,505	$10,378	$5,340
Special items (j)	556	1,072	2,767	2,374
Adjusted EBIT - CRO Services (j)	$3,618	$2,577	$13,145	$7,714
Adjusted EBITDA - CRO Services: (k)
EBITDA (k)	$3,518	$1,988	$12,245	$7,296
Special items (j)	556	1,072	2,767	2,374
Adjusted EBITDA - CRO Services (j)(k)	$4,074	$3,060	$15,012	$9,670

DEFINITIONS:

GAAP: Amounts that conform with U.S. Generally Accepted Accounting Principles ("GAAP").

Non-GAAP: Amounts that do not conform with U.S. GAAP.

The footnotes presented at the separate "Footnotes to Financial Information" pages are an integral part of this financial information.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

(a)

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-14, “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred” (“EITF No. 01-14”), Omnicare, Inc. (“Omnicare” or the “Company”) has recorded reimbursements received for “out-of-pocket” expenses on a grossed-up basis in the income statement as net sales and cost of sales. The respective amounts are disclosed at the “Segment Reconciliations – CRO Services” section of the Financial Information. EITF No. 01-14 relates solely to the Company’s contract research services business.

(b)

Both the results as presented in accordance with GAAP and as adjusted for special items for the three months and year ended December 31, 2007 and 2006 reflect a change, effective in the third quarter of 2006 and thereafter, to the equity method of accounting for certain pharmacy joint venture operations in which the Company owns less than 100%. Accordingly, the deconsolidation of these operations excluded net sales by approximately $28 million and $112 million for the three months and year ended December 31, 2007, respectively, and reduced reported sales by approximately $26 million and $48 million for the three months and year ended December 31, 2006, respectively, but had no impact on earnings.

(c)

Operating income for the three months ended December 31, 2007 and 2006 includes estimated expenses of approximately $1.4 million and $4.0 million before taxes (approximately $0.9 million and $2.7 million after taxes, or approximately $0.01 and $0.02 per share), respectively, comprising temporary labor, administrative and operating costs incurred in connection with the implementation of the new Medicare Drug Benefit, which went into effect on January 1, 2006. The impact of these Medicare Drug Benefit expenses on the year ended December 31, 2007 and 2006 was approximately $6.1 million and $27.3 million before taxes (approximately $3.8 million and $17.4 million after taxes, or approximately $0.03 and $0.14 per diluted share), respectively. Operating income was also impacted by the unilateral reduction by UnitedHealth Group and its Affiliates (“United”) in the reimbursement rates paid by United to Omnicare by switching to its PacifiCare pharmacy network contract for services rendered by Omnicare to beneficiaries of United’s drug benefit plans under the Medicare Part D program. The differential in rates that resulted from United’s action reduced sales and operating profit for the three months ended December 31, 2007 and 2006 by approximately $34.8 million and $21.7 million before taxes (approximately $22.3 million and $14.4 million after taxes, or approximately $0.19 and $0.12 per share), respectively. The differential in rates that resulted from United’s action for the year ended December 31, 2007 and 2006 reduced sales and operating profit by approximately $130.7 million and $68.2 million before taxes (approximately $81.1 million and $43.3 million after taxes, or approximately $0.67 and $0.35 per diluted share), respectively. This matter is currently the subject of litigation initiated by Omnicare and is before the federal court in the Northern District of Illinois.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

(d)	The three months ended December 31, 2007 and 2006 include the following special items:

(i)

For the three months ended December 31, 2007 and 2006, operating income includes restructuring and other related charges of $7,502 and $4,841 before taxes ($4,785 and $3,214 after taxes, or $0.04 and $0.03 per share), respectively. This charge relates to the implementation of the “Omnicare Full Potential” Plan, a major initiative primarily designed to re-engineer the pharmacy operating model to increase efficiency and enhance customer growth.

(ii)

The three months ended December 31, 2007 and 2006 also include special litigation and other related professional fees of $17,407 and $6,310 before taxes ($11,002 and $4,190 after taxes, or $0.09 and $0.03 per share), respectively. The $17,407 pretax charge for the three months ended December 31, 2007 relates to litigation-related professional expenses in connection with the administrative subpoenas from the United States Attorney’s Office, District of Massachusetts, the purported class and derivative actions, the Company’s lawsuit against United, the inquiry conducted by the Attorney General’s office in Michigan relating to certain billing issues under the Michigan Medicaid program, the investigation by the federal government and certain states relating to drug substitutions, the Company’s response to subpoenas it received relating to other legal proceedings to which the Company is not a party, and certain other larger customer disputes. The $6,310 pretax charge for the three months ended December 31, 2006 relates to litigation-related professional expenses in connection with the administrative subpoenas from the United States Attorney’s Office, District of Massachusetts, the purported class and derivative actions, the Company’s lawsuit against United, and the investigation by the federal government and certain states relating to drug substitutions.

(iii)

For the three months ended December 31, 2007, operating income includes a special charge of $2,842 before taxes ($3,157 and $(315) was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($1,862 after taxes, or $0.02 per share) for costs associated with the previously disclosed Heartland Repack Services quality control, product recall and fire issues (“Heartland Matters”). For the three months ended December 31, 2006, operating income includes a special charge of $8,741 before taxes ($4,894 and $3,847 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($5,804 after taxes, or $0.05 per share) for costs associated with the Heartland Matters.

(e)

For the three months ended December 31, 2007, the provision for doubtful accounts includes an incremental charge of $94.0 million before taxes ($60.1 million after taxes, or $0.50 per share) relating to customer bankruptcies and other customer litigation issues, a revised assessment of the administrative and payment issues associated with Prescription Drug Plans under Medicare Part D, particularly relating to the aging of copays and rejected claims, and the resultant adoption by the

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

Company of a modification in its policy with respect to payment authorization for dispensed prescriptions under Medicare Part D and other payors. For the twelve months ended December 31, 2007, the provision for doubtful accounts includes incremental charges of $131 million primarily as a result of the factors described above.

(f)	The year ended December 31, 2007 and 2006 include the following special items:

(i)

For the year ended December 31, 2007 and 2006, operating income includes restructuring and other related charges of $27,883 and $29,562 before taxes ($17,300 and $18,758 after taxes, or $0.14 and $0.15 per diluted share), respectively. Approximately $29,462 and $17,466 of the pretax charge for the year ended December 31, 2007 and 2006 ($18,270 and $11,088 after taxes, or $0.15 and $0.09 per diluted share), respectively, relates to the aforementioned implementation of the “Omnicare Full Potential” Plan. Approximately ($1,579) and $12,096 of the pretax charge for the years ended December 31, 2007 and 2006 (($970) and $7,670 after taxes, or ($0.01) and $0.06 per diluted share), respectively, relates to the 2005 Program.

(ii)

The year ended December 31, 2007 and 2006 also include special litigation and other related professional fees of $42,516 and $125,128 before taxes ($26,380 and $100,507 after taxes, or $0.22 and $0.82 per diluted share), respectively. Of the charges, $42,516 and $13,624 pretax ($26,380 and $8,550 after taxes, or $0.22 and $0.07 per diluted share) for the year ended December 31, 2007 and 2006, respectively, relate to litigation-related professional expenses in connection with the administrative subpoenas from the United States Attorney’s Office, District of Massachusetts, the purported class and derivative actions, the Company’s lawsuit against United, the inquiry conducted by the Attorney General’s office in Michigan relating to certain billing issues under the Michigan Medicaid program, the investigation by the federal government and certain states relating to drug substitutions, the Company’s response in 2007 to subpoenas it received relating to other legal proceedings to which the Company is not a party, and certain other larger customer disputes. The litigation charges for the year ended December 31, 2006 also consist of $57,499 pretax ($45,283 after taxes, or $0.37 per diluted share) relating to the establishment of a settlement reserve in connection with the inquiry by the federal government and certain states concerning the substitution of three generic pharmaceuticals by the Company, and $54,005 pretax ($10,350 and $43,655 was recorded in the “net sales” and “litigation and other related professional fees” lines of the income statement, respectively) ($46,674 after taxes, or $0.38 per diluted share) for the establishment of a reserve relating to an inquiry conducted by the Attorney General’s Office in Michigan relating to certain billing issues under the Michigan Medicaid program.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

(iii)

For the year ended December 31, 2007, operating income includes a special charge of $17,193 before taxes ($14,788 and $2,405 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($10,669 after taxes, or $0.09 per diluted share) for costs associated with the previously disclosed Heartland Matters. For the year ended December 31, 2006, operating income includes a special charge of $33,726 before taxes ($27,663 and $6,063 was recorded in the cost of sales and operating expense sections of the income statement, respectively) ($21,232 after taxes, or $0.17 per diluted share) for costs associated with the Heartland Matters.

(iv)

For the year ended December 31, 2006, operating income includes a $6,132 pretax ($3,918 after tax, or $0.03 per diluted share) special charge associated with retention payments for certain NeighborCare employees as required under the acquisition agreement.

(g)

Income tax expense during the three months and year ended December 31, 2007 and 2006 was reduced by approximately $2.8 million and $5.0 million ($0.02 and $0.04 per share), respectively, primarily due to the favorable effect of an increase in the tax benefit of certain state income tax net operating losses.

(h)

Omnicare believes that investors' understanding of Omnicare's performance is enhanced by the Company's disclosure of certain non-GAAP financial measures as presented in this financial information. Omnicare management believes that the adjusted non-GAAP financial results information is useful to investors by providing added insight into the Company's performance through focusing on the results generated by the Company's ongoing core operations, which is also the primary purpose that Omnicare management uses the adjusted non-GAAP financial results. Omnicare's method of calculating these measures may differ from those used by other companies and, therefore, comparability may be limited.

(i)	The noted presentation excludes amounts that Omnicare is required to record in its income statement pursuant to EITF No. 01-14, as previously discussed in footnote (a) above.

(j)

The noted presentation for the three months and year ended December 31, 2007 and 2006 excludes the special items discussed in footnotes (d) and (f) above. Management believes these special items are not related to Omnicare’s ordinary course of business, as previously discussed in footnote (h) above.

Omnicare, Inc. and Subsidiary Companies
Footnotes to Financial Information
(000s, except per share amounts and unless otherwise stated)
Unaudited

(k)

EBITDA represents earnings before interest expense (net of investment income), income taxes, depreciation and amortization. Omnicare uses EBITDA primarily as an indicator of the Company’s ability to service its debt, and believes that certain investors find EBITDA to be a useful financial measure for the same purpose. However, EBITDA does not represent net cash flows from operating activities, as defined by U.S. GAAP, and should not be considered as a substitute for operating cash flows as a measure of liquidity. Omnicare's calculation of EBITDA may differ from the calculation of EBITDA by others.

(l)

Free cash flow represents net cash flows from operating activities less capital expenditures and dividends paid by the Company. Omnicare believes that certain investors find free cash flow to be a helpful measure of cash generated from current operations, net of cash used for its ongoing capital expenditures and dividend payment requirements. Omnicare's calculation of free cash flow may differ from the calculation of free cash flow by others.

(m)

EPS (basic EPS; special items, net of taxes; adjusted basic EPS; diluted EPS; and adjusted diluted EPS) is reported independently for each amount presented. Accordingly, the sum of the individual amounts may not necessarily equal the separately calculated amounts for the corresponding period. Further, the fourth quarter of 2007 (loss) per share has been computed using basic weighted average shares outstanding only, as the impact of the Company’s potentially dilutive instruments was anti-dilutive during this period, due to the net loss incurred.